Exhibit 99.1

Investor Relations Contact: Brian Ritchie – FTI Consulting 212-850-5683 brian.ritchie@fticonsulting.com Media Contact: Irma Gomez-Dib – FTI Consulting 212-850-5761 irma.gomez-dib@fticonsulting.com

Press Release

INSMED ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2011 FINANCIAL RESULTS

Monmouth Junction, N.J. - March 13, 2012 - Insmed Incorporated (Nasdaq CM: INSM), a biopharmaceutical company, today reported results for the fourth quarter and fiscal year ended December 31, 2011.

Key Recent Highlights:

•	Clinical hold lifted by U.S. Food and Drug Administration (FDA) for ARIKACE® (liposomal amikacin for inhalation) in patients with non-tuberculous mycobacterial (NTM) lung disease
•	Insmed proceeding with three key ARIKACE studies:
o	Phase 2 clinical trial in NTM patients
o	Pivotal phase 3 clinical study in Europe in Cystic Fibrosis (CF) patients with Pseudomonas lung infections
o	Follow-on multi-cycle open-label study primarily to measure safety and tolerability for patients who complete the European pivotal phase 3 CF study.
o	9-month dog inhalation toxicity study
•	Company submits complete response to FDA requests regarding CF clinical hold

“We have recently made significant progress with our ARIKACE program,” said Timothy Whitten, President and CEO of Insmed.  “In January of this year, FDA lifted the clinical hold on ARIKACE in patients with NTM lung infections and we plan to initiate enrolment in the phase 2 clinical trial for ARIKACE in NTM patients in mid-2012.  In addition, we expect to begin enrolment in the European pivotal phase 3 clinical study of ARIKACE in CF patients in the second quarter of this year.  Insmed is also on track to initiate the nine-month dog inhalation toxicity study during the second quarter of this year.”

“Additionally, we have submitted our complete response to FDA’s requests with regard to the CF clinical hold,” noted Mr. Whitten.  “We continue to believe that ARIKACE has the potential to be an important treatment option for patients who have NTM lung infections and CF patients who have Pseudomonas lung infections, as well as an opportunity to create significant long-term value for our shareholders.”

Financial Results:

For the fourth quarter of 2011, Insmed posted a net loss attributable to common stockholders of $8.2 million, or $0.33 per share – basic and diluted, compared to a net loss of $5.8 million, or $0.42 per share – basic and diluted, for the three months ended December 31, 2010.  The fourth quarter of 2011 net loss includes a $1.2 million non-cash charge related to the lease write-down following the closure of the Richmond, Virginia office due to the cessation of IPLEX® activities in December 2011.

Net loss attributable to common stockholders for the year ended December 31, 2011 was $68.8 million, which includes the $1.2 million non-cash charge from the Richmond office closure and a $26.0 million non-cash charge resulting from an impairment adjustment in the third quarter, or $2.95 per common share – basic and diluted, compared to a net loss of $6.4 million, or $0.49 per common share – basic and diluted, for the year ended December 31, 2010.  The impairment charge in the third quarter of 2011 was due to the material impact of the FDA clinical hold on our ARIKACE development program.  The net loss attributable to common stockholders in 2011 also includes the conversion of the Series B Preferred Stock, and a non-cash charge for the beneficial conversion feature of the Series B Preferred Stock in the amount of $9.2 million, which increased the net loss and, in turn, reduced earnings of Insmed per common share on a basic and diluted basis by $0.40.  The charge represents the $1.00 difference between the conversion price of the Series B Preferred Stock of $7.10 per share and its carrying value of $6.10 per share.  The carrying value of the Series B Preferred Stock was based on its fair value at issuance, which was estimated using the common stock price reduced for a lack of marketability between the issuance date and the anticipated date of conversion.

Revenues for the three-months ended December 31, 2011 were $1.4 million, as compared to $1.3 million for the quarter ended December 31, 2010.  The $0.1 million increase in revenue was primarily attributable to the receipt of $0.8 million from the licensing of patent technology related to Insmed’s CISPLATIN Lipid Complex which was partially offset by a year-over-year decrease of $0.7 million in cost recovery from Insmed’s IPLEX Expanded Access Program (EAP) in Europe which ended in early December 2011.

Revenues for the year ended December 31, 2011 totalled $4.4 million, as compared to $6.9 million for the year ended December 31, 2010.  The $2.5 million decrease was also primarily due to a year-over-year decrease of $3.5 million in cost recovery from the IPLEX EAP in Europe, partially offset by $1.0 million in license fees received in 2011 for the licensing of patent technology related to Insmed’s CISPLATIN Lipid Complex.

Research and development (R&D) expenses were $6.5 million for the fourth quarter of 2011, compared to $2.5 million in the fourth quarter of 2010.  The increase of $4.0 million is attributable to the clinical and manufacturing R&D activities for ARIKACE in the CF and NTM indications.  General and administrative (G&A) expenses were $3.8 million for the fourth quarter of 2011, compared to $5.2 million for the same period in 2010.  The $1.4 million decrease was primarily attributable to the non-recurring external finance, legal and consulting expenses related to the business combination in the fourth quarter of 2010 which were partially offset by the Richmond office closure costs and increased headcount expenses in the current quarter.

R&D expenses increased to $27.9 million in the year ended December 31, 2011 from $4.8 million for the year ended December 31, 2010.  The increase of $23.1 million in 2011 is also attributable to clinical research and development of the ARIKACE program and the manufacturing of supply to support the studies in 2011.  Of note within the R&D expenses, clinical development and regulatory expenses increased $15.4 million in 2011 compared to 2010 as a result of the planning efforts for the ARIKACE studies.  There was also a $4.5 million increase in clinical manufacturing expenses from 2011 to 2010 attributable to the manufacturing of ARIKACE for use in these studies while compensation expenses rose $3.2 million due to an increased headcount of 17 year on year to 28. G&A expenses increased to $12.2 million in the year ended December 31, 2011 from $10.3 million for the year ended December 31, 2010.  The $1.9 million increase was due largely to the Richmond office closure costs and headcount increases associated with the administrative support for the development of ARIKACE which were partially offset by the non-recurring business combination costs which were incurred in 2010.

As of December 31, 2011, Insmed had total cash, cash equivalents, short-term investments, and certificate of deposits on hand totaling $78.4 million, consisting of $76.3 million in cash and short-term investments and $2.1 million in a certificate of deposit, as compared to $110.2 million of cash on hand as of December 31, 2010.  The $31.8 million decrease in total cash was primarily due to the net cash used in operating activities of $30.2 million during the 2011 fiscal year.

Conference Call

To participate in today’s live conference call at 8:30 AM ET, please dial 800-798-2864 (U.S. callers) or 617-614-6206 (international), and provide passcode 48373405.  A live webcast of the call will also be available at: http://www.media-server.com/m/p/xfhdp2ne. Please allow extra time prior to the webcast to register, download and install any necessary audio software.  The webcast will be archived for 30 days, and a telephone replay of the call will be available for seven days, beginning at 10:30 AM ET on March 13th, at 888-286-8010 (U.S. callers) or 617-801-6888 (international), using passcode 11615475.

About Insmed

Insmed Incorporated is a biopharmaceutical company focused on the development of innovative inhaled pharmaceuticals for the site-specific treatment of serious lung diseases.  Insmed’s primary focus is on the development of inhaled antibiotic therapy delivered via proprietary advanced liposomal pulmonary technology in areas of high unmet need.  For more information, please visit http://www.insmed.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to our financial position, results of operations, the status and the results of preclinical studies and clinical trials and preclinical and clinical data described herein, the timing of and costs associated with pre-clinical studies and clinical trials, the development of our products, and the business strategies, plans and objectives of management, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements.  Our results may be affected by such factors as the receipt and timing of FDA and other regulatory reviews and approvals, if at all, competitive developments affecting our product development, delays in product development or clinical trials, and patent disputes involving currently developing products.  The risks and uncertainties include, without limitation, we may experience unexpected regulatory actions, delays or requests, our future clinical trials may not be successful, we may be unsuccessful in developing our product candidates or receiving necessary regulatory approvals, we may experience delays in our product development or clinical trials, our product candidates may not prove to be commercially successful, our expenses may be higher than anticipated and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011. Investors are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release.  We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

INSMED INCORPORATED
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$14,848	$10,743
Short-term investments	61,424	97,306
Accounts receivable	757	471
Prepaid expenses and other current assets	370	277
Total current assets	77,399	108,797

Certificate of deposit	2,085	2,176
In-process research and development	58,200	77,900
Goodwill	-	6,290
Deposits	212	-
Fixed assets, net	1,937	1,102
Total assets	$139,833	$196,265

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,334	$1,450
Accrued expenses	800	139
Accrued compensation	795	1,117
Accrued lease expense, current	278
Deferred rent	156	150
Capital lease obligations, current	114	81
Deferred revenue	-	402
Total current liabilities	4,477	3,339

Accrued lease expense, long-term	923
Capital lease obligations, long-term	166	83
Total liabilities	5,566	3,422

Stockholders' equity:
Common stock; $.01 par value; authorized shares 500,000,000; issued and outstanding shares, 24,833,301 in 2011 and 15,653,734 in 2010	248	1,565
Preferred stock; $.01 par value; authorized shares 200,000,000; issued and outstanding shares, zero in 2011 and 9,174,589 in 2010	-	918
Additional paid-in capital	427,743	423,877
Accumulated deficit	(294,174)	(234,510)
Accumulated other comprehensive income:
Unrealized gain on investments	450	993
Total stockholders' equity	134,267	192,843
Total liabilities and stockholders' equity	$139,833	$196,265

Consolidated Statements of Operations
(in thousands, except per share data)

	Years Ended December 31,
	2011	2010	2009

License fees	$1,002	$4	129
Grant revenue	-	-	1,044
Other expanded access program income, net	3,415	6,917	9,200
Total revenues	4,417	6,921	10,373

Operating expenses:
Research and development	27,917	4,757	9,207
General and administrative	12,229	10,256	9,840
Impairment loss	25,990	-	-
Total operating expenses	66,136	15,013	19,047

Operating loss	(61,719)	(8,092)	(8,674)

Investment income	2,064	1,845	808
Interest expense	(10)	(109)	(781)
Gain on sale of asset, net	1	-	127,474
(Loss) income before income taxes	(59,664)	(6,356)	118,827

Income tax expense	-	78	477

Net (loss) income	(59,664)	(6,434)	118,350

Less: accretion of beneficial conversion charge	(9,175)	-	-

Net (loss) income attributable to common stockholders	$(68,839)	$(6,434)	$118,350

Basic net (loss) income attributable to common stockholders per common share	$(2.95)	$(0.49)	$9.31

Weighted average basic common shares outstanding	23,348	13,250	12,712

Diluted net (loss) income attributable to common stockholders per common share	$(2.95)	$(0.49)	$9.30

Weighted average diluted common shares outstanding	23,348	13,250	12,727

INSMED INCORPORATED
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2011	2010	2009
Operating activities
Net (loss) income	$(59,664)	$(6,434)	$118,350
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	343	54	707
Stock based compensation expense	1,599	366	2,542
Gain on sale of asset, net	(1)	-	(127,474)
Impairment Loss	25,990	-	-
Changes in operating assets and liabilities:
Accounts receivable	(286)	19	(123)
Income tax receivable	-	2,023	(2,023)
Prepaid expenses and other assets	(214)	(78)	-
Accounts payable	884	(2,750)	(85)
Accrued expenses	667	(1,126)	(874)
Accrued lease expenses	1,201	-	-
Accrued compensation	(322)	201	214
Income tax liabilities		-	-
Deferred rent		-	-
Deferred revenue	(402)	4	96
Restricted stock unit liability	-	-	(113)
Asset retirement obligation	-	-	(2,217)
Interest payable	-	(1)	(12)
Net cash (used in) provided by operating activities	(30,205)	(7,722)	(11,012)

Investing activities
Cash consideration for merger, net of cash acquired	-	(6,733)	-
Cash received from asset sale	-	-	127,474
Purchase of fixed assets	(979)	-	-
Sales of short-term investments	36,500	115,153	-
Purchases of short-term investments	(1,161)	(102,462)	(108,744)
Net cash provided by (used in) investing activities	34,360	5,958	18,730

Financing activities
Payments on capital lease obligations	(82)	(6)	-
Repayment of convertible notes	-	(231)	(1,246)
Proceeds from issuance of common stock	32	-	580
Warrants converted into shares	-	-	3,491
Other	-	4	52
Net cash (used in) provided by financing activities	(50)	(233)	2,877

Increase (decrease) in cash and cash equivalents	4,105	(1,997)	10,595
Cash and cash equivalents at beginning of period	10,743	12,740	2,145

Cash and cash equivalents at end of period	$14,848	$10,743	$12,740

Supplemental disclosures of cash flow information
Cash paid for interest	$10	$-	$82
Cash paid (received) for taxes, net	$-	$(1,884)	$2,795

Supplemental disclosures of non-cash investing and financing activities
Purchase of capital leases	$198	$-	$-
Unrealized (loss) gain on investments	$(543)	$548	$445
Accretion of beneficial conversion charge	$(9,175)	$-	$-